Exhibit 1.1
Pivotal Wins Another Major Software Award in the Homebuilding Industry
Constructech Magazine votes Pivotal Homebuilder Front Office one of the hottest technologies available to US homebuilders
FOR IMMEDIATE RELEASE
Vancouver, BC — August 23, 2005 — Pivotal Corporation, a leading CRM solution provider for mid-sized enterprises and a subsidiary of CDC Corporation (NASDAQ: CHINA), today announced that Pivotal Homebuilder Front Office is the only enterprise-caliber CRM system selected as one of Tech’s Hottest by leading residential construction publication Constructech Magazine.
Constructech Magazine is a magazine that is uniquely focused on the construction marketplace, providing industry professionals with the expert business, automation, and technology perspective necessary to make sound decisions that ultimately improve bottom-line results. The annual Constructech Tech’s Hottest Award recognizes companies developing products that best support the homebuilding industry — enabling builders to achieve new levels of operational efficiency, profitability and homebuyer loyalty. Winning products were selected based on criteria including revenue growth, recent client wins and feedback from Constructech homebuilding technology experts.
“In our search for the hottest technologies available to homebuilders, we identified two key categories; new products that show great potential and products that are already producing very compelling return on investment for forward-looking builders,” said Peggy Smedley, editorial director, Constructech Magazine. “Pivotal is clearly in the latter category — having worked with the nation’s top builders to develop a system that is now making significant improvements in the way they operate their businesses and create life-long relationships with their customers.”
Recently named a TecHome Builder High-Impact Product of the Year by TecHome Builder Magazine, this latest award from Constructech Magazine further demonstrates that Pivotal Homebuilder Front Office is the CRM system of choice for leading US volume homebuilders. It is the only software system designed specifically to handle the complete sales and service cycle of America’s volume homebuilders — from the first indication of interest on a corporate Website to handling a service request years after a home purchase. It is built on a flexible, enterprise-level CRM platform - enabling rapid integration and close fit with company-specific processes. It also features extensive integration to Microsoft Office, including Outlook, and a user-friendly application with workflow designed to meet the way homebuilders operate.
According to Bruce Cameron, senior vice president, North American sales, Pivotal, “Being selected among the hottest products available to homebuilders is especially rewarding because it is recognition of both our strong momentum in the homebuilding industry and the results our customers are achieving using Pivotal Homebuilder Front Office. New product innovations and strategic industry alliances such as our recent agreements with New Home Technologies and Pervasive Software have us well positioned for continued success in this exciting market.”
To learn more about how Pivotal Homebuilder Front Office please visit:
http://www.pivotal.com/products/realestate/pivotal.asp.
About Pivotal Corporation
Pivotal Corporation, a software unit of CDC Corporation (NASDAQ: CHINA), is a leading CRM company that is 100 percent purpose-built to serve the demanding requirements of mid-sized enterprises — a powerful, highly flexible application platform, a complete set of CRM applications, and low-cost, results-producing implementation services. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins and customer loyalty for companies and business units in the revenue range of $100 million to $3 billion. More than 1,800 companies around the world have licensed Pivotal including: Farm Credit Services of America, WCI Communities, Premera Blue Cross, Qiagen, AvMed Health Plans, Sharp Electronics Corporation, and WellCare Health Plans.
Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in contact centers, partner management and interactive selling. For more information, visit www.pivotal.com.
About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, business services, mobile applications and internet media. The company has approximately 1,800 employees with operations in 14 countries.
For more information about CDC Corporation, please visit the website http://www.cdccorporation.net.
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the ability of Pivotal software and services to help manage the complete sales cycle of volume homebuilders, integrate with Microsoft products, develop innovative new products, help align business processes to deliver a better customer experience and create customers for life. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Pivotal’s CRM software, continued commitment to the deployment of the solution, and the ability of staff to utilize the information generated with Pivotal CRM. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2004 on Form 20-F filed on June 30, 2005. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.
Press Contact:
Craig Clark
Pivotal Corporation
604.699.8536
cclark@pivotal.com
© 2005 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.

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